Exhibit 99.1

GREENBROOK TMS REPORTS FISCAL YEAR 2023 operational and FINANCIAL RESULTS

April 25, 2024 – Toronto, Ontario – Greenbrook TMS Inc. (OTCQB: GBNHF) (“Greenbrook” or the “Company”) today announced its fiscal year ended December 31, 2023 (“Fiscal 2023”) operational and financial results. All values in this news release are in United States dollars, unless otherwise stated.

FISCAL 2023 OPERATIONAL AND FINANCIAL HIGHLIGHTS

•	Consolidated revenue increased by 10% in Fiscal 2023 to a record $73.8 million, up $7 million as compared to the fiscal year ended December 31, 2022 (“Fiscal 2022”) despite the closure of 53 treatment centers (approximately 29% of active treatment centers as at the end of Fiscal 2022) in connection with the Company’s previously-announced comprehensive restructuring plan (the “Restructuring Plan”) and significantly reduced marketing spend (marketing spend in Fiscal 2023 represented 12% of annualized marketing spend in the fourth quarter of 2022 (“Q4 2022”)).

•	As a result of the Restructuring Plan, the Company achieved the following previously-announced targets:

o	Revenue in Fiscal 2023 achieved the Company’s target of approximately 90% of the annualized total quarterly revenue generated in Q4 2022, while quarterly revenue in the fourth quarter of 2023 (“Q4 2023”) generated above 95% of quarterly Q4 2022 revenue.

o	The Company has eliminated approximately $23 million of annualized costs from the business to date, achieving its previously-announced cost savings target of between $22 to $25 million.

o	The Company incurred $1 million in restructuring and related charges associated with the Restructuring Plan, achieving its previously-announced associated charges target of between $1 million to $2 million.

•	Regional operating loss decreased by 56% in Fiscal 2023 to $2.7 million, down $3.5 million as compared to Fiscal 2022.

•	Loss and comprehensive loss decreased by 44% in Fiscal 2023 to $49.3 million, down $39.1 million as compared to Fiscal 2022, primarily due to the decrease in impairment loss incurred in Fiscal 2023 as compared to Fiscal 2022.

•	The Company continued its roll-out of its Spravato® (esketamine nasal spray) offering at select treatment centers to diversify its offering to patients, including our first Spravato® “buy & bill” program which will allow us to further enhance our access to patients in specific markets that require this program offering compared to our current “administer and observe” programs. The Company has expanded its Spravato® offering to 82 treatment centers to date.

•	The Company began a pilot program to roll-out the facilitation of medication management at select treatment centers. We believe this program will allow us to reach patients earlier in their treatment journey, develop an internal patient pipeline for transcranial magnetic stimulation (“TMS”) and Spravato® treatments, while also further optimizing marketing costs. The Company has expanded its medication management offering to nine treatment centers to date.

Bill Leonard, President and Chief Executive Officer of Greenbrook, commented:

“We are pleased with the successful execution of the Restructuring Plan, which we believe provides a path to profitability once we are able to resume our investment in activities to support our revenue growth. We are excited to continue our roll-out of new treatment modalities, including our previously-announced medication management pilot and our newly-introduced Spravato® “buy & bill” program, which will complement our current “administer and observe” programs, allowing us to further enhance our access to patients. By becoming a comprehensive mental health provider and expanding our continuum of care, including talk therapy in January 2024, we believe we will be able to provide even greater access and quality of care to those suffering from MDD and other mental health disorders. We believe that mental health remains a key focus in the United States and the unmet demand for treatment remains at an all-time high. We continue to offer innovative solutions for this unmet need and our leadership position and nationwide footprint continues to serve as a valuable platform to bring the needed help to patients struggling with depression.”

SELECTED FISCAL 2023 FINANCIAL AND OPERATING RESULTS (1)

Selected Financial Results

(audited) ($)	Fiscal 2023	Fiscal 2022
Total revenue	73,786,778	66,825,959
Regional operating loss	(2,732,864)	(6,281,165)
Loss before income taxes	(49,254,817)	(88,305,928)
Loss for the year and comprehensive loss	(49,254,817)	(88,305,928)
Loss attributable to the common shareholders of Greenbrook	(48,914,062)	(87,671,116)
Net loss per share (basic and diluted)	(1.25)	(3.77)

Note:

(1)	Please note that additional selected consolidated financial information can be found at the end of this press release.

Selected Operating Results

	As at December 31,	As at December 31,
(unaudited)	2023	2022
Number of active treatment centers(1)	130	183
Number of treatment centers-in-development(2)	0	0
Total Treatment Centers	130	183
Number of management regions	17	18
Number of TMS Devices installed	260	345
Number of regional personnel	391	495
Number of shared-services / corporate personnel(3)	98	134
Number of TMS treatment providers(4)	205	225
Number of consultations performed(5)	34,124	27,831
Number of patient starts(5)	10,401	9,253
Number of TMS treatments performed(5)	343,790	312,940
Average revenue per TMS treatment(5)	$215	$214

Notes:

(1)	Active treatment centers represent treatment centers that have performed billable treatment services during the applicable period.

(2)	Treatment centers-in-development represents treatment centers that have committed to a space lease agreement and the development process is substantially complete.

(3)	Shared-services / corporate personnel is disclosed on a full-time equivalent basis. The Company utilizes part-time staff and consultants as a means of managing costs.

(4)	Represents clinician partners that are involved in the provision of TMS therapy services from our treatment centers.

(5)	Figure calculated for the applicable year ended December 31.

Selected Consolidated Financial Information

(audited) ($)	Fiscal 2023	Fiscal 2022
Total revenue	73,786,778	66,825,959

Direct center and patient care costs	53,765,678	42,137,465
Regional employee compensation	18,106,033	16,651,595
Regional marketing expenses	1,944,745	10,807,453
Depreciation	2,703,186	3,510,611
Total direct center and regional costs	76,519,642	73,107,124
Regional operating loss	(2,732,864)	(6,281,165)
Center development costs	525,782	660,356
Corporate employee compensation	15,941,141	16,185,688
Corporate marketing expenses	170,837	628,145
Financing costs	678,347	1,265,225
Other corporate, general and administrative expenses	12,769,567	7,445,166
Share-based compensation	726,679	347,787
Amortization	66,192	1,358,212
Interest expense	12,048,071	5,979,829
Interest income	(231)	(12,250)
Loss on extinguishment of loan	14,274	2,331,917
Loss on device contract termination	3,295,904	—
Impairment loss	285,390	45,834,688
Loss before income taxes	(49,254,817)	(88,305,928)
Income tax expense	—	—
Loss for the year and comprehensive loss	(49,254,817)	(88,305,928)
Income (loss) attributable to non-controlling interest	(340,755)	(634,812)
Loss attributable to the common shareholders of Greenbrook	(48,914,062)	(87,671,116)
Net loss per share (basic and diluted)	(1.25)	(3.77)

For more information, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”). The Annual Report will be available on the Company’s website at www.greenbrooktms.com, under the Company’s SEDAR+ profile at www.sedarplus.com and under the Company’s EDGAR profile at www.sec.gov.

About Greenbrook TMS Inc.

Operating through 130 Company-operated treatment centers, Greenbrook is a leading provider of TMS and Spravato® (esketamine nasal spray), FDA-cleared, non-invasive therapies for the treatment of Major Depressive Disorder (“MDD”) and other mental health disorders, in the United States. TMS therapy provides local electromagnetic stimulation to specific brain regions known to be directly associated with mood regulation. Spravato® is offered to treat adults with treatment-resistant depression and depressive symptoms in adults with MDD with suicidal thoughts or actions. Greenbrook has provided more than 1.45 million treatments to over 43,000 patients struggling with depression.

For further information please contact:

Glen Akselrod

Investor Relations

Greenbrook TMS Inc.

Contact Information:

investorrelations@greenbrooktms.com

1-855-797-4867

Cautionary Note Regarding Forward-Looking Information

Certain information in this press release, including, but not limited to, information with respect to the Company’s future financial or operating performance, the Company’s expectations regarding the impact of the Restructuring Plan on our business, and the continued roll-out of the Spravato® and medication management offering at additional treatment centers and its potential to enhance profit margins and diversify total revenue, constitute forward-looking information within the meaning of applicable securities laws in Canada and the United States, including the United States Private Securities Litigation Reform Act of 1995. In some cases, but not necessarily in all cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.

Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by the Company as of the date of this press release, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward-looking statements, including, without limitation: macroeconomic factors such as inflation and recessionary conditions, substantial doubt regarding the Company’s ability to continue as a going concern due to recurring losses from operations; inability to increase cash flow and/or raise sufficient capital to support the Company’s operating activities and fund its cash obligations, repay indebtedness and satisfy the Company’s working capital needs and debt obligations; prolonged decline in the price of the common shares of the Company (“Common Shares”) reducing the Company’s ability to raise capital; inability to satisfy debt covenants under the Company’s credit facility and the potential acceleration of indebtedness; including as a result of an unfavorable decision in respect of the litigation with Benjamin Klein; risks related to the ability to continue to negotiate amendments to the Company’s credit facility to prevent a default; risks relating to the Company’s ability to deliver and execute on the Restructuring Plan and the possible failure to complete the Restructuring Plan on terms acceptable to the Company or its suppliers (including Neuronetics, Inc.), or at all; risks relating to maintaining an active, liquid and orderly trading market for the Common Shares as a result of our delisting from trading on the Nasdaq Capital Market of the Nasdaq Stock Market LLC; risks relating to the Company’s ability to realize expected cost-savings and other anticipated benefits from the Restructuring Plan; risks related to the Company’s negative cash flows, liquidity and its ability to secure additional financing; increases in indebtedness levels causing a reduction in financial flexibility; inability to achieve or sustain profitability in the future; inability to secure additional financing to fund losses from operations and satisfy the Company’s debt obligations; risks relating to strategic alternatives, including restructuring or refinancing of the Company’s debt, seeking additional debt or equity capital, reducing or delaying the Company’s business activities and strategic initiatives, or selling assets, other strategic transactions and/or other measures, including obtaining bankruptcy protection, and the terms, value and timing of any transaction resulting from that process; claims made by or against the Company, which may be resolved unfavorably to us; risks relating to the Company’s dependence on Neuronetics, Inc. as its exclusive supplier of TMS devices; risks and uncertainties relating to the restatement of our financial statements for Fiscal 2022 and Fiscal Q3 2023, including any potential litigation and/or regulatory proceedings as well as any adverse effect on investor confidence and our reputation. Additional risks and uncertainties are discussed in the Annual Report and in the Company’s other materials filed with the Canadian securities regulatory authorities and the United States Securities and Exchange Commission from time to time, available at www.sedarplus.com and www.sec.gov, respectively. These factors are not intended to represent a complete list of the factors that could affect the Company; however, these factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.